EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 33-60188 and 333-1006 of Educational Development Corporation on Form S-8 of our report dated May 29, 2007, appearing in this Annual Report on Form 10-K of Educational Development Corporation for the year ended February 28, 2007.
/s/ Tullius Taylor Sartain & Sartain LLP
Tulsa, Oklahoma
May 29, 2007